Exhibit 99.1

Contact:

Kosan Biosciences

Robert G. Johnson, Jr., M.D., Ph.D.

Chief Executive Officer

(510) 732-8400, ext. 5243

johnson@kosan.com

FOR IMMEDIATE RELEASE

KOSAN REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

Company Focusing on Investment in Clinical-Stage Oncology Pipeline

HAYWARD, CA. April 27, 2006 - Kosan Biosciences Incorporated (Nasdaq: KOSN) today reported financial results for the quarter ended March 31, 2006. Revenues were $3.0 million for the first quarter of 2006, compared to $2.9 million in the same period in 2005. Total operating expenses were $13.9 million for the quarter ended March 31, 2006, compared to $11.2 million in the same period last year. Net losses for the quarter ended March 31, 2006 were $10.6 million, or $0.36 per share, compared to $8.0 million, or $0.28 per share, in the same period for the prior year. At March 31, 2006, cash, cash equivalents, restricted cash and marketable securities totaled $45.5 million (excluding net proceeds of approximately $23.9 million resulting from the Company’s April 2006 common stock offering), compared to $55.1 million at December 31, 2005.

“In the first quarter, we implemented a strategy designed to focus our organization on advancing our most promising oncology candidates into late-stage clinical trials,” said Robert G. Johnson, Jr., M.D., Ph.D., Chief Executive Officer of Kosan. “Having successfully completed a corporate restructuring and an offering of common stock, we can now concentrate Kosan’s high-quality R&D team and resources on the development of our proprietary Hsp90 inhibitor and epothilone programs. At the same time, we will continue our strategic investment in drug discovery and our long-term pipeline.”

Financials

Revenues were $3.0 million for the first quarter of 2006, compared to $2.9 million in the same period in 2005, substantially all of which was generated under the Roche-Kosan global development and commercialization agreement in both periods.

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Total operating expenses were $13.9 million for the quarter ended March 31, 2006, compared to $11.2 million in the same period last year. The increase in expenses reflect the continued clinical development of Kosan’s self-funded Hsp90 inhibitor program, including costs associated with clinical trials of KOS-953 and KOS-1022 and the initiation of the Phase I multicenter clinical trial of the oral formulation of KOS-1022. Expenses in the epothilone program were comparable to the same period in the prior year as the Company continues to invest in KOS-862 and KOS-1584 clinical trials in collaboration with Roche in Phase II and Phase I clinical trials, respectively. The 2006 period also includes approximately $1.8 million of costs associated with Kosan’s previously announced corporate restructuring, the resignation of the former CEO and the implementation, effective January 1, 2006, of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payments.”

Net losses for the quarter ended March 31, 2006 were $10.6 million, or $0.36 per share, compared to $8.0 million, or $0.28 per share, in the same period for the prior year.

At March 31, 2006, cash, cash equivalents, restricted cash and marketable securities totaled $45.5 million at March 31, 2006, compared to $55.1 at December 31, 2005. The cash, cash equivalents, restricted cash and marketable securities balance at March 31, 2006 does not include net proceeds of approximately $23.9 resulting from the Company’s April 2006 common stock offering. In the April 2006 public offering, Kosan sold 5.1 million shares of its common stock.

About Kosan

Kosan Biosciences is a biotechnology company advancing two new classes of anticancer agents through clinical development. Its heat shock protein 90, or Hsp90, inhibitor, KOS-953, is in Phase I and II clinical trials, primarily for multiple myeloma and HER2 positive breast cancer. KOS-953 is Kosan’s proprietary formulation of 17-AAG, a geldanamycin analog. In addition, intravenous and oral formulations of its second-generation Hsp90 inhibitor, KOS-1022, are currently in Phase I clinical trials. These compounds have a novel mechanism of action targeting multiple pathways involved in cancer cell growth and survival.

Kosan is also developing KOS-862 in Phase II clinical trials in breast cancer. KOS-862 is an epothilone with a mechanism of action similar to taxanes, one of the most successful classes of anti-tumor agents. Its follow-on epothilone, KOS-1584, is in Phase I clinical trials. Its epothilone program is partnered with Hoffmann-La Roche, Inc. and F. Hoffmann-La Roche Ltd., collectively Roche, through a global development and commercialization agreement. For additional information on Kosan Biosciences, please visit the company’s website at www.kosan.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Such forward-looking statements include statements relating to Kosan’s development of its product candidates, including its Hsp90 inhibitor and epothilone programs, strategic investment in its drug discovery and long-term pipeline and ability to advance its clinical compounds into late stage clinical trials. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could

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cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks related to the clinical advancement of Kosan’s product candidates and the costs of conducting clinical trials for these product candidates; Kosan’s dependence on its collaborations with Roche and the National Cancer Institute for development of its product candidates; the possible determination that an earlier-stage compound, such as KOS-1022 or KOS-1584, will be more appropriate for commercial development than KOS-953 or KOS-862, respectively; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005
	(unaudited)
Revenues:
Contract revenue	$2,732	$2,616
Grant revenue	229	259

Total revenues	2,961	2,875
Operating expenses:
Research and development	11,008	9,578
General and administrative	2,366	1,502
Stock based compensation	535	116

Total operating expenses	13,909	11,196

Loss from operations	(10,948)	(8,321)
Net interest income	367	306

Net loss	$(10,581)	$(8,015)

Basic and diluted net loss per common share	$(0.36)	$(0.28)

Shares used in computing basic and diluted net loss per common share	29,403	29,099

Condensed Balance Sheets

(in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)
Cash, cash equivalents, restricted cash and marketable securities	$45,456	$55,126
Total assets	$54,707	$65,997

Deferred revenue	$11,333	$12,153
Total liabilities	$23,247	$24,891
Total liabilities and stockholders' equity	$54,707	$65,997

Shares issued and outstanding	29,448	29,372

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